SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED JUNE 17, 2004 TO PROSPECTUS DATED MAY 14, 2004)

                                 $1,048,466,150
                                  (APPROXIMATE)

                          BEAR STEARNS ARM TRUST 2004-4
                                     ISSUER

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                                 MASTER SERVICER

                  STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
                                    DEPOSITOR

    BEAR STEARNS ARM TRUST, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-4


         The second sentence in the second paragraph under the caption "Interest Payments" on page S-8 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

         The interest accrual period for the Class A-1-A, Class A-1-B and Class A-2 Certificates will be the period beginning on the 25th day of the month preceding the calendar month in which a distribution date occurs (or, in the case of the first distribution date, June 30, 2004) and ending on the 24th day of the calendar month in which a distribution date occurs, commencing in June 2004.

         The following sentence shall be added at the end of the first paragraph under the caption "Interest Distributions" on page S-32 of the prospectus supplement:

         In addition, the holder of the Class X-1 Certificates will be entitled to receive an additional distribution of $110,334.72 on the first distribution date.

         The definition of "Interest Accrual Period" on page S-70 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

         For each class of Certificates (other than the Class R Certificates) and for any distribution date, the one-month period preceding the month in which such distribution date occurs, except for the Class A-1-A, Class A-1-B and Class A-2 Certificates, which have an interest accrual period beginning on the 25th day of the month preceding the month in which a distribution date occurs (or, in the case of the first distribution date, June 30, 2004) and ending on the 24th day of the month in which a distribution date occurs, in each case commencing in June 2004.

         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Until 90 days after the date of this supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a supplement, prospectus supplement and prospectus. This is in addition to the obligation of dealers to deliver a supplement, prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BEAR, STEARNS & CO. INC.                                      WAMU CAPITAL CORP.

                  The date of this supplement is June 23, 2004